Exhibit 10.16

Debit: Tianjin BOAI Pharmaceutical Co. Ltd.
Credit: Tianjin Rural Cooperative Bank, Zhexing Branch.

Amount of Loan	2,400,000 RMB
Term of the loan	One year
Annual Interest Rate	4.8675‰

Chapter 10 Breach of Contract

Item 38 Any of the following incidents is considered as breach of contract

1.	Credit did not pay the interest or return the principal on schedule as stipulated in contract;
2.	Credit did not spend the loan as stipulated in contract;
3.	Credit provided lending bank with balance sheet, profit and loss table, or other financial sheets , which are false or with important facts; refused the supervision or inspection of lending bank on usage of loan , manufacturing , management activities and financial conditions;
4.	Statement, warranty or acceptance made by credit or warrantor under the contract , or the statement, warranty or acceptance made by warrantor under capital guaranty contract were proved untruthful or misleading;
5.	Credit or warrantor breach the contract under other contracts.
6.	Management or financial conditions of credit or warrantor deteriorate severely;
7.	Devaluation, destroy or loss of collateral, mortgages property relating to loan under the contract;
8.	Credit or warrantor did not make repayment arrangements or debt restructuring which is satisfactory to lending bank when were merged, divided or made joint-stock transformation;
9.	Bankruptcy, dissolution, closure or revocation of credit or warrantor;
10.	Credit did not inform lending bank of the following issues in time:
(1) Any major amendments of its constitution or any substantial change of its management activities;
(2) Major amendments of its accounting principle;
(3) Any major financial, economic or other changes of it, its subsidiary or its parent company;
(4) Any suit, arbitration, or administrative procedure which is related to credit and will be unfavorable to credit’s financial conditions and fulfillment of obligation according to the contract;
11.	Credit violated any other terms of the contract and failed to make satisfactory remedy;
12.	Any other incidents or cases, which are substantially unfavorable to rights of lending bank under the contract;

Item 39 Whether the above incidents are breach of contract or not, the lending bank will do the judgment and inform credit. When any of the above incident happens, lending bank is entitled to take any following measurements:

1.	Stop transferring loan under the contract;
2.	Claim that all the loan issued becomes due immediately and demand credit to return principal , interest of all the issued loan and other payable terms right away;
3.	Demand credit to supplement or replace warrantor, collateral and mortgages property;
4.	Deduct any payable terms that credit should pay, yet did not pay, from any account opened in credit’s lending bank or any branch within lending bank system;
5.	Claim to implement or realize rights under any warranty item relating to loan;
6.	Any other measurements which lending bank assume appropriate.